Exhibit 99.1

J. Alexander’s Corporation Reports Results for Second Quarter and First Half of 2010 Fiscal Year

NASHVILLE, Tenn.--(BUSINESS WIRE)--August 13, 2010--J. Alexander’s Corporation (NASDAQ: JAX) today reported operating results for the second quarter and first half of fiscal 2010 ended July 4, 2010.

A summary of the second quarter of 2010 compared to the second quarter of 2009 follows:

  Net sales increased 4.7% to $36,336,000 from $34,710,000.
  Average weekly same store sales per restaurant advanced 4.7%.
  The loss before income taxes was $357,000 compared to a loss before income taxes of $1,431,000 in the second quarter of 2009.
  An income tax benefit of $383,000 was recorded for the second quarter of 2010 compared to a benefit of $635,000 in the second quarter of 2009.
  Net income was $26,000 compared to a net loss of $796,000 in the second quarter of 2009, and the diluted earnings per share were $.00 compared to a loss per share of $.12 in the second quarter of 2009.

Commenting on results for the second quarter of 2010, Lonnie J. Stout II, Chairman, President and CEO, said, “We are pleased with the continued upward trend in same store sales which was responsible for much of the improvement in our performance. Our sales gains were somewhat ahead of our expectations and were broad-based with most of our restaurants posting increases. We are encouraged with these results, but very mindful that we still have a way to go before returning to our pre-recession sales and profit levels.”

For the second quarter of 2010, J. Alexander’s Corporation recorded average weekly same store sales per restaurant of $84,700, up from $80,900 in the corresponding quarter a year earlier. The Company’s average weekly sales per restaurant for the second period of 2010 were $84,800, an increase from $80,900 achieved in the second quarter of 2009. Same store sales calculations are based on 32 restaurants open for more than 18 months.

J. Alexander’s Corporation reported an increase of 2.6% in average guest counts on a same store sales basis from the comparable period of 2009. The average guest check, including alcoholic beverage sales for the quarter, rose 2.2% to approximately $25.00. The effect of menu price increases for the quarter just ended was approximately 1.3% compared to the same period a year earlier.

“In a still uncertain economy, we believe our sales performance and increases in guest counts indicate that our guests continue to appreciate the quality and service J. Alexander’s offers,” Stout observed.

The Company’s increases in same store sales contributed to lower labor and related costs and other restaurant operating expenses as percentages of net sales during the second quarter of the current year. Total labor and related costs decreased from 35.5% of net sales to 34.5% of net sales. Other restaurant operating expenses decreased to 22.5% of net sales from 23.5% of net sales. Depreciation and amortization of restaurant property and equipment decreased to 4.1% of net sales for the second quarter of 2010 from 4.8% for the second quarter of 2009 because asset impairment charges recorded at the end of 2009 significantly lowered the depreciable basis for the assets of two restaurants and because of the increase in same store sales.

Cost of sales for the second quarter of 2010 increased to 32.4% of net sales from 31.2% of net sales in the corresponding quarter of the previous year.

“Our cost of sales climbed in the second quarter of 2010 largely due to higher prices paid by the Company for beef and certain other food commodities,” Stout pointed out. “This took our cost of sales above our targeted level and we are implementing some very modest menu price increases to offset some of these higher food costs.”

For the second quarter of 2010, J. Alexander’s Corporation’s restaurant operating margins (net sales minus total restaurant operating expenses divided by net sales) increased to 6.6% from 5.1% in the same period of 2009.

General and administrative expenses for the second quarter of 2010 decreased by approximately $450,000, or 16.5%, largely due to charges included in the second quarter of 2009 related to litigation pending at that time. Stout added that the Company had done a good job of managing other general and administrative expenses as well and that expenses were down versus the prior year quarter in most categories.

For the first six months of 2010, J. Alexander's Corporation recorded net sales of $75,061,000, up from $72,775,000 reported in the first two quarters of 2009. The Company recorded net income of $823,000, or $.14 per diluted share, compared to a net loss of $344,000, or $.05 per share, posted in the comparable two periods of 2009.

J. Alexander's Corporation had average weekly same store sales per restaurant of $88,000 in the first six months of 2010, up 3.2% from $85,300 recorded in the first two quarters of 2009. The Company’s average weekly sales per restaurant for the first two periods of 2010 were $87,500, up 3.2% from $84,800 reported in the corresponding period of 2009.

The Company’s average guest counts for the first six months of 2010 increased 1.9% on a same store basis from the comparable six months of 2009. The average guest check, including alcoholic beverage sales, increased 1.5% to $25.13. The effect of menu price increases for the first two quarters of 2010 was approximately 0.9% compared to the same period of the prior year.

Total cost of sales for the first six months of 2010 was 31.9%, up from 31.3% in the comparable six month period of 2009. Restaurant labor and related costs for the first two quarters of the current year decreased to 33.8% of net sales from 34.4% of net sales in the same two periods of 2009, and other restaurant operating expenses decreased to 22.1% of net sales for the first half of 2010 compared to 22.8% for the first half of 2009. For the first six months of 2010, J. Alexander's Corporation had restaurant operating margins of 8.1%, up from 6.9% in the first two quarters of 2009.

Stout said that the outlook for the balance of the year is generally favorable, but with questions remaining about the strength of the recovery and consumer confidence.

“We are seeing signs of recovery in the upscale segment of the restaurant industry. Our goal is to make sure we have our fair share of the business.

“Our outlook is considerably brighter than at this point a year ago. We enter the final half of 2010 with a very positive pace of sales momentum. We are confident in our ability to continue to improve the performance of our restaurants even in a fragile economic recovery.”

J. Alexander’s Corporation operates 33 J. Alexander’s restaurant in thirteen states: Alabama, Arizona, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts. J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.

J. Alexander’s Corporation is headquartered in Nashville, Tennessee.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors. These risks, uncertainties and factors include the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under weak economic conditions, which may continue indefinitely and which could worsen, potentially resulting in additional asset impairment charges and/or restaurant closures and charges associated therewith; fluctuations in the Company’s operating results which could affect compliance with its debt covenants and ability to borrow funds; conditions in the U.S. credit markets and the availability of bank financing on acceptable terms; changes in business or economic conditions, including rising food costs and product shortages as well as mandated increases in the minimum wage the Company is required to pay; the effect of higher gasoline prices or commodity prices, unemployment and other economic factors on consumer demand; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s new restaurants with its existing restaurants in the same vicinity; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; the potential impact of mandated food content labeling and disclosure legislation; expenses incurred if the Company is the subject of claims or litigation or increased governmental regulation; the impact associated with recently passed federal health care reform legislation, including the operating costs necessary to comply with applicable health care benefit requirements; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and The NASDAQ Stock Market. These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.

J. Alexander's Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	July 4	June 28	July 4	June 28
	2010	2009	2010	2009

Net sales	$36,336	$34,710	$75,061	$72,775
Costs and expenses:
Cost of sales	11,774	10,836	23,975	22,789
Restaurant labor and related costs	12,518	12,313	25,351	25,049
Depreciation and amortization of restaurant property and equipment	1,493	1,657	3,019	3,325
Other operating expenses	8,163	8,149	16,619	16,598
Total restaurant operating expenses	33,948	32,955	68,964	67,761
General and administrative expenses	2,278	2,729	4,439	5,077
Operating income (loss)	110	(974)	1,658	(63)
Other income (expense):
Interest expense	(482)	(477)	(967)	(956)
Other, net	15	20	33	35
Total other expense	(467)	(457)	(934)	(921)
Income (loss) before income taxes	(357)	(1,431)	724	(984)
Income tax benefit	383	635	99	640
Net income (loss)	$26	$(796)	$823	$(344)

Earnings (loss) per share:
Basic earnings (loss) per share	$-	$(.12)	$.14	$(.05)
Diluted earnings (loss) per share	$-	$(.12)	$.14	$(.05)

Weighted average number of shares:
Basic earnings (loss) per share	5,951	6,417	5,949	6,586
Diluted earnings (loss) per share	6,013	6,417	5,989	6,586

J. Alexander's Corporation and Subsidiaries
Consolidated Statements of Operations
Percentages of Net Sales (Unaudited)

	Quarter Ended		Six Months Ended
	July 4	June 28	July 4	June 28
	2010	2009	2010	2009

Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	32.4	31.2	31.9	31.3
Restaurant labor and related costs	34.5	35.5	33.8	34.4
Depreciation and amortization of restaurant property and equipment	4.1	4.8	4.0	4.6
Other operating expenses	22.5	23.5	22.1	22.8
Total restaurant operating expenses	93.4	94.9	91.9	93.1
General and administrative expenses	6.3	7.9	5.9	7.0
Operating income (loss)	0.3	(2.8)	2.2	(0.1)
Other income (expense):
Interest expense	(1.3)	(1.4)	(1.3)	(1.3)
Other, net	-	-	-	-
Total other expense	(1.3)	(1.3)	(1.2)	(1.3)
Income (loss) before income taxes	(1.0)	(4.1)	1.0	(1.4)
Income tax benefit	1.1	1.8	0.1	0.9
Net income (loss)	0.1%	(2.3)%	1.1%	(0.5)%

Note: Certain percentage totals do not sum due to rounding.

Average Weekly Sales Information:

Average weekly sales per restaurant	$84,800	$80,900	$87,500	$84,800
Percent change	4.8%		3.2%

Same store weekly sales per restaurant (1)	$84,700	$80,900	$88,000	$85,300
Percent change	4.7%		3.2%

(1) Includes the 32 restaurants open for more than 18 months.

J. Alexander's Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited in thousands)

	July 4	January 3
	2010	2010
ASSETS

Current assets
Cash and cash equivalents	$5,499	$5,613
Other current assets	5,597	6,202
Total current assets	11,096	11,815

Other assets	1,691	1,601
Property and equipment, net	75,988	77,914
Deferred income taxes	152	152
Deferred charges, net	603	659
	$89,530	$92,141

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$13,912	$15,194
Long-term debt and capital lease obligations	19,008	21,796
Other long-term liabilities	10,285	9,903
Stockholders’ equity	46,325	45,248
	$89,530	$92,141

CONTACT:
J. Alexander’s Corporation
R. Gregory Lewis, 615-269-1900